June 27, 2008



Pioneer Europe Select Equity Fund
60 State Street
Boston, Massachusetts  02109

Pioneer Series Trust IX
60 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization, dated as of June 27, 2008 (the "Agreement"), by and between Pioneer Series Trust IX (the "Successor Entity"), a Delaware statutory trust, on behalf of Pioneer placeEurope Select Equity Fund, the only series thereof (the "Successor Fund"), and Pioneer placeEurope Select Equity Fund (the "Predecessor Entity"), a Massachusetts business trust, on behalf of Pioneer placeEurope Select Equity Fund, the only series thereof (the "Predecessor Fund"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of all of the assets of the Predecessor Fund by the Successor Fund in exchange for
(a) the assumption by the Successor Fund of the liabilities of the Predecessor Fund and (b) the issuance and delivery by the Successor Fund to the Predecessor Fund, for distribution, in accordance with Section 1.4 of the Agreement, pro rata to the Predecessor Fund Shareholders in exchange for their Predecessor Fund Shares and in complete liquidation of the Predecessor Fund, of a number of Successor Fund Shares having an aggregate net asset value equal to the value of such assets, less the amount of such liabilities, of the Predecessor Fund so transferred to the Successor Fund (the "Transaction").

     In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Joint Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on or about March 18, 2008 with respect to the Transaction, and related documents (collectively, the "Transaction Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

     As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents, and in certificates of the Predecessor Entity and the Successor Entity dated as of the date hereof and attached hereto (the "Certificates"). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code as presently in effect (the "Code") and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

     On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Transaction will be treated as follows:

          1. The transfer to the Successor Fund of all of the assets of the Predecessor Fund in exchange solely for Successor Fund Shares and the assumption by the Successor Fund of all of the liabilities of the Predecessor Fund, followed by the distribution of such Successor Fund Shares to the Predecessor Fund Shareholders in complete liquidation of the Predecessor Fund will constitute a "reorganization" within the meaning of
     Section 368(a) of the Code, and the Successor Entity and the Predecessor Entity will each be a "party to a reorganization" within the meaning of
     Section 368(b) of the Code.

          2. No gain or loss will be recognized by the Predecessor Entity upon the transfer of the Predecessor Fund's assets to the Successor Fund solely in exchange for Successor Fund Shares and the assumption by the Successor Fund of all of the liabilities of the Predecessor Fund, or upon the distribution of the Successor Fund Shares by the Predecessor Fund to its shareholders in liquidation, except for any gain that may be recognized on the transfer of stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code.

          3. The basis in the hands of the Successor Entity of the assets so transferred will be the same as the basis of such assets in the hands of the Predecessor Entity immediately prior to the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Predecessor Entity upon the transfer.

          4. The holding periods of the assets in the hands of the Successor Entity, other than assets, if any, with respect to which gain or loss is required to be recognized, will include in each instance the period during which the assets were held by the Predecessor Entity.

          5. No gain or loss will be recognized by the Successor Entity upon the Successor Fund"s receipt of the assets solely in exchange for Successor Fund Shares and the assumption by the Successor Fund of the liabilities of the Predecessor Fund.

          6. No gain or loss will be recognized by the Predecessor Fund Shareholders upon the exchange of all of their Predecessor Fund Shares solely for Successor Fund Shares as part of the Transaction.

          7. The aggregate basis of the Successor Fund Shares that each Predecessor Fund Shareholder receives in the Transaction will be the same as the aggregate basis of the Predecessor Fund Shares exchanged therefor.

          8. The holding period for the Successor Fund Shares received by a Predecessor Fund Shareholder will include the holding period of the Predecessor Fund Shares exchanged therefor, provided that such Predecessor Fund Shares were held as capital assets on the date of the exchange.

     This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,


/s/ BINGHAM MCCUTCHEN LLP
-------------------------
BINGHAM MCCUTCHEN LLP